Exhibit 99.3

apei
AMERICAN PUBLIC EDUCATION, INC.
June 2015
TICKER: APEI
EXCHANGE: NASDAQ

American Public Education, Inc. (NASDAQ: APEI) is a leading education services provider founded to prepare adult learners for service and leadership in a diverse global economy. The Company offers respected, innovative and affordable educational programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and Hondros College of Nursing. Together these institutions serve more than 100,000 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts.

American Public University System is accredited by the Higher Learning Commission (HLC). Hondros College, Nursing Programs is accredited by the Accrediting Council for Independent Colleges and Schools (ACICS), 750 First Street, NE Suite 980, Washington, DC 20002 (www.acics.org, 202-336-6780). HLC and ACICS are accrediting agencies recognized by the U.S. Department of Education and the Council for Higher Education Accreditation.

APEI Strategy

Our strategy builds on the core strengths of quality, affordability and innovation, which have helped establish our reputation for leadership and innovation. Moving forward, our plan is to continue expanding our presence in military, public service and civilian communities primarily through building relationships and referrals.

As the higher education landscape changes, we intend to promote the success of our students through technological innovation, expand our program offerings, especially in high-demand fields, and actively pursue promising new frontiers in education through strategic partnerships, investments and acquisitions.

Revenue


2014 $350,020
2013 $329,479
2012 $313,516
2011 $260,377
2010 $198,174

Net Income Attributable to Common Stockholders


2014 $40,877
2013 $42,034
2012 $42,323
2011 $40,757
2010 $29,868

Net Cash Provided by Operating Activities


2014 $61,030
2013 $59,414
2012 $52,838
2011 $70,438
2010 $47,078

Total Assets


2014 $297,904
2013 $271,655
2012 $237,603
2011 $198,891
2010 $141,839

Contact: Chris Symanoskie, Vice President, Investor Relations 703-334-3880 or csymanoskie@apus.edu

NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in the company's filings with the U.S. Securities and Exchange Commission, www.sec.gov.

APUS American Public University System

An online institution of higher learning serving the needs of military, public service and civilian communities through American Military University (AMU) and American Public University (APU).

Enrollment and Registrations

For the three months ended June 30,	2015	2014	% Change
Net Course Registrations by New Students	13,500	16,700	-19%
Net Course Registrations	89,000	96,100	-7%

For the six months ended June 30,	2015	2014	% Change
Net Course Registrations by New Students	28,300	34,400	-18%
Net Course Registrations	188,600	202,000	-7%

As of June 30,	2015	2014	% Change
Active Student Enrollement	104,400	110,800	-6%

APUS Net Course Registrations represent the approximate aggregate number of *courses* for which students remain enrolled after the date by which they may drop a course without financial penalty.

Registrations by Primary Funding Source

For the six months ended June 30, 2015



- 35% Department of Defense Tuition Assistance (TA)
- 31% Federal Student Aid (Title IV)
- 21% Veteran's Benefits (VA)
- 13% Cash & Other Sources

Tuition

Our total costs of combined tuition, books, and required fees are approximately 17% less for **undergraduate** and 37% less for **graduate** students than the average published in-state total costs at public institutions.[1]

Enrollment by Degree Level



- 62% Bachelors
- 21% Associates
- 17% Masters

Enrollment by School



- 29% Security & Global Studies
- 26% Business
- 18% Arts & Humanities
- 14% Science, Technology, Engineering & Math
- 9% Public Service & Health
- 4% Education

At-A-Glance

Avg. Age of Students: 33 years

Avg. Undergraduate Class Size: 19 students

Gender Ratio: 64% male/36% female

Avg. Courses Per Year: 3 Military/4 Civilian

Faculty: 420 Full-Time/1,770 Adjunct

Staff: 970 Full-Time/18 Part-Time

AMU & APU Graduates

53,000+ Alumni

45%+ of APUS undergraduate alumni return for second degree[2]

45%+ of APUS students referred by others

Hondros College of Nursing[3]

Serving the needs of nurses and the healthcare community through campus locations in Cincinnati, Dayton, Columbus and Cleveland, Ohio.

Student Enrollment

As of June 30,	2015	2014	% Change
New Student Enrollment	400	380	5%
Total Student Enrollment	1,530	1,410	9%

Student enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

Approximate Cost (Tuition & Fees) of Degree Completion	
Licensed Practical Nurse	$22,114
Associate Degree in Nursing	$34,980
Bachelors Science of Nursing	$18,415

Enrollment by Program



- 51% Licensed Practical Nurse
- 33% Associate Degree in Nursing
- 17% Bachelors Science of Nursing

At-A-Glance

Avg. Age of Students: 30 years

Gender Ratio: 92% female/8% male

Faculty: 110 Full-Time/50 Part-Time

Staff: 80 Full-Time

Graduates

800+ Alumni

1. For additional details, visit www.amu.apus.edu/tuition-and-finance/tuition-and-fees/
2. Represents returning undergraduate students from 2012 conferrals.
3. National Education Seminars, which we refer to as Hondros College of Nursing, was acquired by APEI, effective November 1, 2013.